                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                 FPL GROUP, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

FPL
GROUP

                                FPL GROUP, INC.
                                 P.O. BOX 14000
                             700 UNIVERSE BOULEVARD
                         JUNO BEACH, FLORIDA 33408-0420
-----------------------------------------------------------------
-----------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 24, 2002

The Annual Meeting of Shareholders of FPL Group, Inc. will be held at the PGA National Resort,
400 Avenue of the Champions, Palm Beach Gardens, Florida, at 10:00 a.m. on Friday, May 24, 2002, to consider and act upon:

    -Election of directors.

    -Ratification of the appointment of Deloitte & Touche LLP as auditors.

    -Such other matters as may properly come before the meeting.

The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof is March 15, 2002.

Admittance to the meeting will be limited to shareholders. Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card or following the telephonic or Internet instructions. If you are a shareholder of record or you are a participant in any of FPL
Group, Inc.'s Employee Thrift Plans an admission ticket is included as part of your proxy card. You will need your admission ticket, as well as a form of personal identification, to attend the annual meeting. Shareholders whose shares are held in street name (the name of a broker, trust, bank or other nominee) should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR SHARES CAN BE VOTED, REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING. ALTERNATIVELY, YOU MAY CAST YOUR VOTE BY TELEPHONE OR ELECTRONICALLY BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors.

/s/ Dennis P. Coyle

DENNIS P. COYLE
General Counsel and Secretary

Juno Beach, Florida
April 19, 2002

                                FPL GROUP, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 24, 2002
                                PROXY STATEMENT

ANNUAL MEETING

The Annual Meeting of Shareholders of FPL Group, Inc. ("FPL Group" or the "Corporation") will be held at 10:00 a.m. on Friday, May 24, 2002. The enclosed proxy is solicited by your Board of Directors, who urge you to respond in the belief that every shareholder, regardless of the number of shares held, should be represented at the Annual Meeting.

Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card. Please note that there are separate arrangements for using electronic voting depending on whether your shares are registered in your name or in the name of a brokerage firm or bank. You should check the proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available. If voting by telephone you should dial the toll-free number indicated on the proxy card; you will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering to the Corporation written notice of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot. You may also change your vote by telephone or electronically. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed by the Board of Directors.

The shares represented by your proxy will be voted in accordance with the specifications made on your proxy. Unless otherwise directed, such shares will be voted:

    -For the election as directors of the nominees named in this proxy statement.

    -For the ratification of the appointment of Deloitte & Touche LLP as auditors.

    -In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 15, 2002, are entitled to notice of, and to vote at, the meeting. Each share of Common Stock, $.01 par value, of the Corporation is entitled to one vote. At the close of business on March 15, 2002, the Corporation had 175,944,248 shares of Common Stock outstanding and entitled to vote. The Corporation anticipates first sending this proxy statement and the enclosed proxy card to shareholders on or about
April 19, 2002.

In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not counted. The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the articles of incorporation require a greater vote). Therefore, under the Act, abstentions and broker non-votes have no legal effect on whether a matter is approved. However, FPL Group's Bylaws, which were adopted prior to the current Act and remain in effect, provide that any matter, including the election of directors, is to be approved by the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote on such matter (unless the matter is one for which the Act or some other law or regulation expressly requires or permits the Board of Directors to require a greater vote, or FPL Group's Articles of Incorporation or Bylaws require a greater or different vote). Therefore, as to any matter voted on by shareholders at the Annual Meeting, including the election of directors, the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote is required, abstentions have the same effect as a vote against a matter, and broker non-votes have no legal effect.

                            BUSINESS OF THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Listed below are the eleven nominees for election as directors, their principal occupations, and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted. Directors serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Unless you specify otherwise in your proxy, it will be voted for the election of the listed nominees.

                              H. JESSE ARNELLE  Mr. Arnelle, 68, became of counsel to
[PHOTO]                       Womble, Carlyle, Sandridge & Rice, a North Carolina-based
                              law firm, in November 1997, after retiring in 1996 as a
                              senior partner from the law firm of Arnelle, Hastie, McGee,
                              Willis & Greene, a law firm whose predecessor he co-founded in 1985. He is a director of Armstrong World Industries,
                              Inc., Eastman Chemical Company, Gannett Corporation,
                              Textron, Inc., Waste Management, Inc., and Metropolitan
                              Series Fund, Inc. He served from 1992 to 1997 as
                              vice-chairman and from 1997 to 1998 as chairman of the
                              Pennsylvania State University Board of Trustees. Mr. Arnelle
                              has been a director of FPL Group since 1990.

                              SHERRY S. BARRAT  Mrs. Barrat, 52, is chairman and chief
[PHOTO]                       executive officer of Northern Trust Bank of California, N.A.
                              Prior to being elected to that office in January 1999, she was president of Northern Trust Bank of Palm Beach and
                              Martin Counties, Florida. She serves on the boards of The
                              Employers Group, the Los Angeles Area Chamber of Commerce,
                              The Los Angeles World Affairs Council, The Anderson School
                              of UCLA Board of Visitors, California State
                              University/Northridge Foundation, the Los Angeles Sports and
                              Entertainment Commission and Town Hall. Mrs. Barrat has been a director of FPL Group since 1998.

                              ROBERT M. BEALL, II  Mr. Beall, 58, is chairman and chief
[PHOTO]                       executive officer of Beall's, Inc., the parent company of
                              Beall's Department Stores, Inc., and Beall's Outlet Stores,
                              Inc., which operate retail stores located from Florida to
                              California. Mr. Beall is a director of Blue Cross/Blue
                              Shield of Florida and the National Retail Federation. He is
                              also past chairman of the Florida Chamber of Commerce and a member of the Florida Council of 100. Mr. Beall has been a director of FPL Group since 1989.

                              J. HYATT BROWN  Mr. Brown, 64, is chairman, president and
[PHOTO]                       chief executive officer of Brown & Brown, Inc., an insurance broker based in Daytona Beach and Tampa, Florida. He is a
                              director of SunTrust Banks, Inc., BellSouth Corporation,
                              Rock-Tenn Company, SCPIE Holdings, and the International
                              Speedway Corporation. Mr. Brown is a former member of the
                              Florida House of Representatives and served as Speaker of
                              the House from 1978 to 1980. He is a member and past
                              chairman of the Board of Trustees of Stetson University. Mr.
                              Brown has been a director of FPL Group since 1989.

                              ARMANDO M. CODINA  Mr. Codina, 55, is the chairman and chief
[PHOTO]                       executive officer of Codina Group, Inc., a real estate
                              development company based in Coral Gables, Florida. He has served in that capacity with Codina Group, Inc. and its
                              predecessors since 1979. He is a director of AMR
                              Corporation, BellSouth Corporation, General Motors
                              Corporation, and Winn-Dixie Stores, Inc. He also serves as chairman of the Board of Trustees of Florida International
                              University. Mr. Codina has been a director of FPL Group
                              since 1994.

                              WILLARD D. DOVER  Mr. Dover, 71, has been a principal of the
[PHOTO]                       Fort Lauderdale law firm of Niles, Dobbins, Meeks, Raleigh &
                              Dover since 1998. For 40 years prior thereto he was a member of the law firm of Fleming, O'Bryan & Fleming, P.A. He is a former chairman of the Florida Council of 100 and of the
                              Florida Council of Economic Education. He has previously
                              served as a trustee of the Nova Southeastern University Law
                              Center and Florida Atlantic University Foundation, Inc. and
                              as chairman of the Florida Atlantic Research and Development
                              Authority. Mr. Dover has been a director of FPL Group since
                              1989.

                              ALEXANDER W. DREYFOOS, JR.  Mr. Dreyfoos, 70, is the owner
[PHOTO]                       and chief executive officer of the Dreyfoos Group of
                              companies. These include Photo Electronics Corporation, a
                              developer of electronic equipment for the photographic
                              industry, which he founded in 1963. He is a director of
                              First Union National Bank of Florida. He serves as chairman of the Raymond F. Kravis Center for the Performing Arts and
                              a trustee of M.I.T. Corporation. He is a member of the
                              Florida Council of 100 and a founding member and former
                              chairman of the Economic Council of Palm Beach County. Mr.
                              Dreyfoos has been a director of FPL Group since 1997.

                              PAUL J. EVANSON  Mr. Evanson, 60, became the president of
[PHOTO]                       Florida Power & Light Company, FPL Group's principal
                              subsidiary, and a director of FPL Group in 1995 after having served as vice president, finance, and chief financial
                              officer of FPL Group and senior vice president, finance, and chief financial officer of Florida Power & Light Company
                              since 1992. Prior to that, he was president and chief
                              operating officer of Lynch Corporation, a diversified
                              holding company. Mr. Evanson is a director of Florida Power
                              & Light Company and Lynch Interactive Corporation.

                              LEWIS HAY III  Mr. Hay, 46, became a director, president and
[PHOTO]                       chief executive officer of FPL Group in June 2001, and
                              chairman of FPL Group and chairman and chief executive
                              officer of Florida Power & Light Company, in January, 2002.
                              He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group's non-utility power
                              generation subsidiary, FPL Energy, LLC. For eight years
                              prior to joining FPL Group, Mr. Hay was executive vice
                              president and chief financial officer of U.S. Foodservice,
                              Inc. He is a director of Florida Power & Light Company and
                              Harris Corporation.

                              FREDERIC V. MALEK  Mr. Malek, 65, has been chairman of
[PHOTO]                       Thayer Capital Partners, a merchant bank, since 1993. Mr.
                              Malek was formerly the president and vice chairman,
                              successively, of Northwest Airlines, Inc., and prior to that was president of Marriott Hotels and Resorts. He served as campaign manager for Bush/Quayle `92. Mr. Malek also served in several U.S. government positions, including deputy
                              director of the Office of Management and Budget. He is a
                              director of Aegis Communications Group, Inc., American
                              Management Systems, Inc., Automatic Data Processing
                              Corporation, Inc., CB Richard Ellis, Classic Vacation Group,
                              Inc., Manor Care, Inc., Northwest Airlines, Inc., and 22
                              investment companies in the Brinson fund complex. Mr. Malek has been a director of FPL Group since 1987.

                              PAUL R. TREGURTHA  Mr. Tregurtha, 66, is chairman and chief
[PHOTO]                       executive officer of Mormac Marine Group, Inc., a maritime company, and of Moran Transportation Company, a tug/barge
                              enterprise. He is also vice chairman of Interlake Steamship
                              Company and Lakes Shipping Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of Moore McCormack Resources, Inc., a natural resources and water transportation company. Mr.
                              Tregurtha is a director of Teachers Insurance and Annuity
                              Association, Fleet Boston Financial Corporation, and
                              Alliance Resource Management GP, LLC. Mr. Tregurtha has been a director of FPL Group since 1989.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, the Board has appointed
Deloitte & Touche LLP, independent public accountants, to audit the accounts of FPL Group and its subsidiaries for the fiscal year ending December 31, 2002, and to perform such other services as may be required of them. If the shareholders do not ratify the appointment, it will be reconsidered by the Audit Committee and the Board of Directors.

Representatives of Deloitte & Touche LLP will be present at the 2002 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche) for professional services rendered for the audit of FPL Group's annual consolidated financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in FPL Group's Quarterly Reports on Form 10-Q for that fiscal year were $1,013,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed by Deloitte & Touche for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001, were $3,220,000, all of which were billed by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

All Other Fees

The aggregate fees billed by Deloitte & Touche for services rendered to the Corporation other than the services described above under Audit Fees and Financial Information Systems Design and Implementation Fees, for the fiscal year ended December 31, 2001, were $2,227,000, including audit related services of approximately $1,001,000, merger-related services of $1,116,000 and non-audit services of $110,000. These amounts include $1,323,000 of fees billed by Deloitte Consulting. Audit related services generally include fees for comfort letters and consents related to registration statements, audits of employee benefit plans, due diligence pertaining to acquisitions and consultation on accounting standards or transactions.

The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining Deloitte & Touche LLP's independence.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION.

                INFORMATION ABOUT THE CORPORATION AND MANAGEMENT

PERFORMANCE GRAPHS

The graph below compares the cumulative total returns, including reinvestment of dividends, of FPL Group Common Stock with the companies in the Standard & Poor's 500 Index (S&P 500), the Standard & Poor's Electric Companies Index (S&P Electrics) and the Dow Jones Electric Utilities Index (Dow Jones Electrics). The comparison covers the five years ended December 31, 2001, and is based on an assumed $100 investment on December 31, 1996, in each of the S&P 500, the S&P Electrics, the Dow Jones Electrics and FPL Group Common Stock. The S&P Electrics is based on the performance of 27 companies; the Dow Jones Electrics is based on the performance of 66 companies. The S&P Electrics is more heavily weighted toward companies engaged in the traditional state-regulated electric utility business. The Dow Jones Electrics, which includes all of the companies included in the S&P Electrics, also includes a number of companies that are exclusively or primarily engaged in the independent power production business. FPL Group is primarily engaged in the traditional electric utility business, but is increasingly engaged in the independent power production business as well. Therefore, both indexes have been selected for comparison purposes. FPL Group is included in all three indexes.

                              TOTAL RETURN FOR THE
                       FIVE YEARS ENDED DECEMBER 31, 2001

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Value of $100 on December 31,

      FPL GROUP  S & P ELECTRICS  DOW JONES ELECTRICS  S & P 500
1996        100              100                  100        100
1997        134              126                  129        133
1998        144              146                  148        171
1999        104              118                  126        208
2000        182              180                  200        189
2002        149              160                  159        166

In 1990, FPL Group announced its intention to focus on its core utility and other energy-related businesses and to exit businesses not related to its core strengths. Since then, FPL Group has realigned its senior management team, reorganized Florida Power & Light Company, established FPL Energy, LLC, and divested essentially all its non-energy-related businesses. The graph below shows the cumulative total return, including reinvestment of dividends, of FPL Group Common Stock since these fundamental changes were made. It covers the ten years ended December 31, 2001, and assumes the investment of $100 on December 31, 1991.

                              TOTAL RETURN FOR THE
                       TEN YEARS ENDED DECEMBER 31, 2001

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Value of $100 on December 31,

      FPL GROUP  S & P ELECTRICS  DOW JONES ELECTRICS  S & P 500
1991        100              100                  100        100
1992        105              106                  107        108
1993        121              119                  120        118
1994        115              104                  105        120
1995        159              136                  137        165
1996        164              136                  140        203
1997        220              171                  181        271
1998        237              198                  208        348
1999        171              159                  177        421
2000        299              245                  281        383
2001        244              217                  223        338

COMMON STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table indicates how much FPL Group Common Stock is beneficially owned by (a) each person known by FPL Group to own 5% or more of the Common Stock, (b) each of FPL Group's directors and each executive officer named in the Summary Compensation Table, and (c) the directors and executive officers as a group.

                                                                      NUMBER
                                                                   OF SHARES(A)
                                                              ----------------------
PRINCIPAL SHAREHOLDERS:

Fidelity Management Trust Company...........................   15,551,981(b)
82 Devonshire Street
Boston, Massachusetts 02109

Wellington Management Company, LLP..........................   16,377,907(c)
75 State Street
Boston, Massachusetts 02109

DIRECTORS AND EXECUTIVE OFFICERS:
H. Jesse Arnelle............................................        3,585(d)
Sherry S. Barrat............................................        3,500(d)
Robert M. Beall, II.........................................        5,820(d)
James L. Broadhead..........................................      409,307(e)
J. Hyatt Brown..............................................       12,650(d)(f)
Armando M. Codina...........................................        4,300(d)
Dennis P. Coyle.............................................      104,574(d)(e)(f)
Willard D. Dover............................................        3,200(d)
Alexander W. Dreyfoos, Jr...................................        6,900(d)
Paul J. Evanson.............................................      164,461(d)(e)
Lewis Hay III...............................................      122,927(d)(e)
Larry J. Kelleher...........................................      109,493(d)(e)
Frederic V. Malek...........................................        3,300(d)
Armando J. Olivera..........................................       63,880(d)(e)
Paul R. Tregurtha...........................................        5,300(d)
All directors and executive officers as a group.............    1,122,452(d)(e)(f)(g)

------------

(a) Information is as of February 28, 2002, except as indicated. Unless otherwise indicated, each person has sole voting and sole investment power.

(b) Represents 8.9% of the Common Stock outstanding; shares held as Trustee under the Florida Power & Light Company Master Thrift Plan Trust. The Trustee disclaims beneficial ownership of such securities. Shares are voted by the Trustee in accordance with instructions of the participants to whose accounts such shares are allocated, and a proportionate number of shares which are held in the plans but not yet allocated to participants are voted in accordance with such instructions. Leveraged ESOP shares held in the plans which have been allocated to participants' accounts, but for which voting instructions are not received, are voted by the Trustee in the same proportions as those shares which have been voted by participants.

(c) Represents 9.3% of the Common Stock outstanding. This information has been derived from Schedule 13G/A of Wellington Management Company, LLP ("WMC"), filed with the Securities and Exchange Commission on February 12, 2002. All shares are owned of record by clients of WMC, which reported shared voting power over 8,633,740 shares and shared dispositive power over 16,377,907 shares.

(d) Includes 15,000; 18,750; 32,500; 25,000; and 16,000 shares of restricted stock held by Messrs. Coyle, Evanson, Hay, Kelleher and Olivera, respectively; 2,300 shares of restricted stock held by each of Messrs. Arnelle, Beall, Brown, Codina, Dover, Malek, and Tregurtha; 2,500 shares of restricted stock held by each of Mrs. Barrat and Mr. Dreyfoos; and a total of 191,850 shares of restricted stock held by all directors and executive officers as a group, as to which each person has voting power, but not investment power.

(e) Includes options held by Messrs. Broadhead, Coyle, Evanson, Hay, Kelleher, and Olivera to purchase 250,000; 50,000; 75,000; 75,000; 50,000; and 25,000 shares, respectively, and options to purchase a total of 525,000 shares for all directors and executive officers as a group.

(f) Includes 350 shares owned by children of Mr. Brown who are over 21 years of age, as to which Mr. Brown disclaims beneficial ownership; and 25 shares owned by Mr. Coyle's wife, as to which Mr. Coyle disclaims beneficial ownership.

(g) Less than 1% of the Common Stock outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation's directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of Common Stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 2001 except for the late filing of a Form 3, and one transaction involving 153 phantom shares credited as of July 30, 2001 under the FPL Group, Inc. Supplemental Executive Retirement Plan to a Supplemental Matching Contribution Account, for Mr. Stall.

DIRECTOR MEETINGS AND COMMITTEES

The Board of Directors met ten times in 2001. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served.

FPL Group's Audit Committee, comprised of Mrs. Barrat and Messrs. Arnelle, Beall (Chair), Dover, and Dreyfoos met eight times in 2001. An updated written charter for the Committee was approved by the Board in May 2000. As set forth in more detail in the charter, the Audit Committee assists the Board in monitoring the financial reporting process, the internal control structure and the independence and performance of the internal audit department and the independent public accountants. During the year, the Board examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the Exchange's new rules.

The Compensation Committee, comprised of Messrs. Arnelle, Beall, Brown (Chair), Codina, and Tregurtha, met seven times in 2001. Its functions include reviewing and approving the executive compensation program for FPL Group and its subsidiaries; setting performance targets; assessing executive performance; making grants of salary, annual incentive compensation, and long-term incentive compensation; and approving certain employment agreements.

The Executive Committee, comprised of Messrs. Broadhead (Chair), Beall, Brown, Codina, Malek, and Tregurtha, met three times in 2001. It functioned as the Nominating Committee through 2001. Starting in 2002 that responsibility has been assumed by the Governance Committee, which is comprised of Mrs. Barrat and Messrs. Codina (Chair), Dover, Dreyfoos and Tregurtha. As such, it is responsible for identifying and evaluating potential nominees for election to the Board and recommends candidates for all directorships to be filled by the shareholders or the Board. The Committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors. Potential nominees must be submitted in writing to the Secretary, P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420 and must be received not later than 90 days in advance of the Annual Meeting of Shareholders.

DIRECTOR COMPENSATION

Directors of FPL Group who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Non-employee directors of FPL Group receive an annual retainer of $32,000 plus 700 shares of restricted Common Stock. Non-employee committee chairpersons receive an additional annual retainer of $4,000. A fee of $1,300 is paid to non-employee directors for each Board or committee meeting attended. Newly-elected non-employee directors are awarded 200 shares of restricted Common Stock when they join the Board.

Effective November 1, 1996, FPL Group's Non-Employee Director Retirement Plan was terminated. Retirement benefits of non-employee directors in office in 1996 and not retiring at or prior to the 1997 annual shareholders' meeting were converted to share units of FPL Group Common Stock. Such directors will be entitled to payment of the then current value of these share units upon ending service as a Board member at or after age 65. Upon his retirement from the Board in May 2001, Marshall Criser received $425,457, which he elected to receive in the form of an annuity, for the value of his share units.

Non-employee directors are covered by travel and accident insurance while on FPL Group business. Total premiums attributable to such directors amounted to $2,888 for 2001.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report for 2001:

In accordance with its written charter adopted by the Board of Directors (Board), the Audit Committee of the Board (Committee) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During 2001, the Committee met eight times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief accounting officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit function's organization, responsibilities, resources and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Corporation for the year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation's financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Corporation's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Respectfully submitted,

                  Robert M. Beall, II, Chairman
                  H. Jesse Arnelle
                  Sherry S. Barrat
                  Willard D. Dover
                  Alexander W. Dreyfoos, Jr.

COMPENSATION COMMITTEE REPORT

The Compensation Committee submits the following report for 2001:

FPL Group's executive compensation program is designed to align compensation with the Corporation's business strategy, its goals and values, and the return to its shareholders. The program is also designed to provide a competitive compensation package, both in terms of its components and overall, that will attract and retain key executives critical to the success of the Corporation.

The Board of Directors adopted, and in 1994 and 1999 shareholders approved, an Annual Incentive Plan and a Long Term Incentive Plan that are intended to prevent, under normal circumstances, the loss of the federal income tax deductions available to the Corporation for the amount of any compensation paid thereunder to the chief executive officer and the four other most highly-compensated officers. In accordance with these plans, the Committee structured the 2001 executive compensation program to qualify for deduction, under normal circumstances, all compensation paid thereunder to these officers, and it intends to do likewise with the executive compensation programs for 2002 and future years as long as doing so is compatible with what the Committee considers to be a sound compensation program.

The Committee determines an executive's competitive total level of compensation based on information drawn from a variety of sources, including utility and general industry surveys, proxy statements, and independent compensation consultants. The Corporation's "comparator group" consists of twelve electric utilities (all of which are included in the Dow Jones Electric Utilities Index and eleven of which are included in the Standard & Poor's Electric Companies Index) and twelve telecommunications and general industry companies located in the Eastern United States. Electric utility industry trends (i.e., reregulation and increasing competition) and the need to recruit from outside the industry are the principal reasons for including companies other than electric utilities in the comparator group. In 2001, compensation for James L. Broadhead, Lewis Hay III, Paul J. Evanson, Dennis P. Coyle, Lawrence J. Kelleher, and Armando J. Olivera was affected by the terms of their Employment Agreements (see "Employment Agreements" herein).

There are three components to the Corporation's executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. In 2001, the three components were structured so that base salary represented 25% to 60% of an executive officer's total targeted compensation, annual incentive compensation represented 15% to 25% of such compensation, and long-term incentive compensation represented 20% to 55% of such compensation. The more senior the position, the greater the portion of compensation that is based on performance.

Base salaries are set by the Committee and are designed to be competitive with the comparator group companies described above. Generally, the Committee targets salary levels between the second and third quartiles of the comparator group, adjusted to reflect the individual's job experience and responsibilities. Increases in base salaries are based on the comparator group's practices, the Corporation's performance, the individual's performance, and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual incentive compensation, weighted as discussed below in regard to the chief executive officer's compensation. Base salaries are reviewed and adjusted annually. Employment Agreements in effect for Messrs. Broadhead, Hay, Evanson, Coyle, Kelleher, and Olivera provide for each officer that his base salary shall be at least equal to his base salary as in effect in 2000 and shall be reviewed at least annually and increased substantially consistent with increases in base salary awarded to peer executives of the Corporation, but not less than increases in the consumer price index.

Annual incentive compensation is based on the attainment of net income goals for the Corporation which are established by the Committee at the beginning of the year. The amounts earned on the basis of this performance measure are subject to reduction based on the degree of achievement of other corporate performance measures (and in the case of Florida Power & Light Company, business unit performance measures), and in the discretion of the Committee. These other corporate performance measures, which for 2001 consisted of the financial and operating indicators discussed below in regard to the chief executive officer's compensation, and business unit performance measures were also established by the Committee at the beginning of the year. For 2001, the net income goal was met, and the average level of achievement of the other performance measures exceeded the targets. However, the amounts paid out for 2001 were less than the amounts that could have been paid based on the attainment of the net income goal.

Long-term incentive compensation is based primarily on the average level of achievement under the annual incentive plans, typically over a four-year period for performance share awards, and on the average annual total shareholder return of FPL Group as compared to that of the Dow Jones Electric Utilities Index companies, typically over a three-year period for shareholder value awards. In 2001, in accordance with the terms of their Employment Agreements, performance share awards to certain executive officers (including those listed in the Summary Compensation Table) were made for one-, two-, three-, and four-year periods and shareholder value awards to those officers were made for one-, two-, and three-year periods. Targeted awards, in the form of shares granted under the Corporation's Long Term Incentive Plan, are made at the beginning of the period. Since one of the goals of the performance share program is to link directly the financial interests of FPL Group's shareholders and senior management, performance share award payouts (except for cash for the payment of incomes taxes) are made in shares of Common Stock which the recipient is expected, consistent with general guidelines, to hold for the duration of his or her employment. Long-term incentive compensation also includes stock options and restricted stock in amounts intended to ensure that the Corporation's total executive compensation program is competitive, in terms of both composition and amount, with the compensation programs of other companies with which the Corporation competes for executive talent.

Mr. Broadhead was FPL Group's Chairman during 2001 and its chief executive officer until June 11, 2001, and was Chairman and CEO of Florida Power & Light Company during 2001. For his service in those capacities Mr. Broadhead was paid $1,100,000 in base salary, $100,000 of which he agreed to defer, $1,229,200 in annual incentive compensation, and $2,246,933 (consisting of 26,051 shares of Common Stock and $898,794 in cash) in long term incentive compensation.
Mr. Broadhead was awarded options for 250,000 shares of Common Stock and 50,000 shares of restricted stock in accordance with the terms of his Employment Agreement which became effective December 15, 2000. The options and restricted stock were scheduled to vest 50% on February 12, 2002 and the balance on February 12, 2003; however, in connection with Mr. Broadhead's retirement, and partially as consideration for his services under a Consulting Agreement (described herein under "Consulting Agreement and Certain Retirement

Benefits") the Committee determined to accelerate vesting to January 2, 2002. Mr. Hay served as President of FPL Energy, LLC during 2001, and became FPL Group's chief executive officer beginning June 11, 2001. For his service in those capacities, Mr. Hay was paid $607,550 in base salary, $637,500 in annual incentive compensation, and $416,432 (consisting of 4,828 shares of Common Stock and $166,583 in cash) in long term incentive compensation. Mr. Hay was awarded options for 150,000 shares of Common Stock and 22,500 shares of restricted stock, all of which vest 50% on February 12, 2002 and the balance one year later, in accordance with the terms of his Employment Agreement. In addition, subsequent to his election as chief executive officer of FPL Group, and in light of his increased responsibilities in that office, the Committee awarded him options for an additional 50,000 shares of Common Stock, and 10,000 shares of restricted stock, which vest one-third each year over the period ending
June 16, 2004.

The base salaries of Messrs. Broadhead and Hay as chief executive officer of FPL Group reflect the Committee's assessment of Mr. Broadhead's and Mr. Hay's overall performance and an analysis of the salaries of the chief executive officers in the comparator group. Mr. Broadhead's and Mr. Hay's annual incentive compensation for 2001 was based on the achievement of the Corporation's net income goals and the following performance measures for Florida Power & Light Company ("FPL") (weighted 75%) and the non-utility and/or new businesses (weighted 25%) and upon certain qualitative factors. For FPL, the incentive performance measures were financial indicators (weighted 50%) and operating indicators (weighted 50%). The financial indicators were operations and maintenance costs, capital expenditure levels, net income, regulatory return on equity, and operating cash flow. The operating indicators were service reliability as measured by the frequency and duration of service interruptions and service unavailability; system performance as measured by availability factors for the fossil power plants and an industry index for the nuclear power plants; employee safety; number of significant environmental violations; customer satisfaction survey results; load management installed capability; and conservation programs' annual installed capacity. For the non-utility and/or new businesses, the performance measures included total combined return on equity; non-utility net income and return on equity; corporate and other net income; creation of an asset optimization organization; employee safety; and number of significant environmental violations. The qualitative factors included measures to position the Corporation for increased competition and initiating other actions that significantly strengthen the Corporation and enhance shareholder value.

The long-term compensation payouts to Messrs. Broadhead and Hay were based on an average level of achievement of better than 100% of target with respect to the annual incentive plan for the year ended December 31, 2001.

Respectfully submitted,

                  J. Hyatt Brown, Chairman
                  H. Jesse Arnelle
                  Robert M. Beall, II
                  Armando M. Codina
                  Paul R. Tregurtha

EXECUTIVE COMPENSATION

The following table sets forth compensation paid during the past three years to FPL Group's chief executive officers and the other four most highly-compensated persons who served as executive officers of FPL Group, Florida Power & Light Company ("FPL"), or FPL Energy, LLC at December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                             --------------------------------------------------   ---------------------------------------
                                                                      OTHER       RESTRICTED    SECURITIES
NAME AND PRINCIPAL                                                   ANNUAL          STOCK      UNDERLYING       LTIP
POSITION                       YEAR       SALARY      BONUS(A)    COMPENSATION    AWARD(S)(B)   OPTIONS(#)    PAYOUTS(C)
-----------------------      --------   ----------   ----------   -------------   -----------   -----------   -----------
James L. Broadhead (e)         2001     $1,100,000   $3,476,133      $21,895      $3,086,000      250,000     $        --
Chairman of FPL Group          2000      1,050,000    1,220,625       22,233                                   22,686,674
and Chairman and CEO of        1999      1,000,000      950,000       19,946       2,557,800      250,000       1,148,751
FPL

Lewis Hay III (f)              2001        607,550    1,053,932       15,376       1,942,200      200,000              --
President and CEO of           2000        423,000      449,300       14,099                                    6,696,320
FPL Group                      1999        153,846      225,200        6,523       1,359,375      150,000          65,400

Paul J. Evanson                2001        693,000    1,652,207       11,113       1,157,250      150,000              --
President of FPL               2000        660,000      660,700       11,105                                   10,395,654
                               1999        628,500      616,900        8,656       1,278,900      150,000         458,985

Dennis P. Coyle                2001        463,700      855,736       12,485         925,800      100,000              --
General Counsel and            2000        442,500      334,100        9,146                                    6,349,587
Secretary of FPL Group         1999        424,000      275,600        8,445       1,023,120      100,000         251,095

Lawrence J. Kelleher           2001        358,300      665,767       11,268       1,543,000      100,000              --
Vice President Human           2000        341,250      259,400       12,879                                    6,204,490
Resources of FPL Group         1999        325,000      234,000       10,830       1,023,120      100,000         188,066

Armando J. Olivera             2001        272,000      378,706       11,575         987,520       50,000              --
Senior Vice President          2000        260,000      164,300       11,848                                    3,151,518
Power Systems of FPL           1999        232,820      152,800        8,796         511,560       50,000          84,979


NAME AND PRINCIPAL          ALL OTHER
POSITION                 COMPENSATION(D)
-----------------------  ----------------
James L. Broadhead (e)     $     8,587
Chairman of FPL Group       14,616,061
and Chairman and CEO of         13,423
FPL
Lewis Hay III (f)               16,869
President and CEO of            15,661
FPL Group                        3,047
Paul J. Evanson                 11,174
President of FPL                 8,544
                                13,539
Dennis P. Coyle                  9,277
General Counsel and              8,512
Secretary of FPL Group          10,879
Lawrence J. Kelleher            11,646
Vice President Human             8,207
Resources of FPL Group          11,305
Armando J. Olivera              11,463
Senior Vice President            8,163
Power Systems of FPL             9,876

------------

(a) For 2001, represents annual incentive award payouts for each of the officers as follows: Mr. Broadhead $1,229,200, Mr. Hay $637,500, Mr. Evanson $707,200, Mr. Coyle $343,100, Mr. Kelleher $270,500, and Mr. Olivera
    $173,000. In addition, for 2001, represents performance share award payouts under FPL Group's Long Term Incentive Plan 1994 for the performance period beginning January 1, 2001 and ending December 31, 2001. See note (c) below. The payout related to performance share awards for each of the officers was as follows: Mr. Broadhead $2,246,933, Mr. Hay $416,432, Mr. Evanson $945,007, Mr. Coyle $512,636, Mr. Kelleher $395,267, and Mr. Olivera
    $205,706. Payouts were made in a combination of cash (for payment of income taxes) and shares of Common Stock, valued at the closing price on the last business day preceding payout. Messrs. Evanson and Olivera deferred their performance share award payouts under FPL Group's Deferred Compensation Plan.

(b) At December 31, 2001, Mr. Broadhead held 50,000 shares of restricted Common Stock with a value of $2,820,000 that vest on January 2, 2002; Mr. Hay held 32,500 shares of restricted Common Stock with a value of $1,833,000 that vest as to 14,584 shares in 2002, 14,583 shares in 2003, and 3,333 shares in 2004; Mr. Evanson held 18,750 shares of restricted Common Stock with a value of $1,057,500 that vest as to 9,375 shares in each of years 2002 and 2003; Mr. Coyle held 15,000 shares of Restricted Common Stock with a value of $846,000 that vest as to 7,500 shares in each of years 2002 and 2003;
    Mr. Kelleher held 25,000 shares of restricted Common Stock with a value of $1,410,000 that vest as to 12,500 shares in each of years 2002 and 2003;
    Mr. Olivera held 16,000 shares of restricted Common Stock with a value of $902,400 that vest as to 8,000 shares in each of years 2002 and 2003. Dividends at normal rates are paid on restricted Common Stock.

(c) For 2001, LTIP payouts were based on a performance period of one fiscal year and, in accordance with SEC rules, are reported under the "Bonus" column of this table. For 2000, upon a change of control as defined in the FPL
    Group, Inc. Long Term Incentive Plan 1994, on December 15, 2000, all performance criteria of performance-based awards, restricted stock and other stock-based awards held by executive officers were deemed fully achieved, and all such awards were deemed fully earned and vested. The performance criteria of performance-based awards were waived and the awards were paid out using an assumption of maximum performance for the named officers.

(d) For 2001, represents employer matching contributions of $8,075 to employee thrift plans for each of the named officers, and employer contributions for life insurance as follows: Mr. Broadhead $512, Mr. Hay $8,794, Mr. Evanson $3,099, Mr. Coyle $1,202, Mr. Kelleher $3,571, and Mr. Olivera $3,388.

(e) Mr. Broadhead resigned as President and CEO of FPL Group on June 11, 2001, and resigned as Chairman of the Board of FPL Group and FPL and as CEO of FPL on December 31, 2001.

(f) Mr. Hay joined FPL Group in July 1999 as Vice President, Finance and Chief Financial Officer of FPL Group and Senior Vice President, Finance and Chief Financial Officer of FPL. He served as President of FPL Energy from
    March 2000 to December 2001 and was elected President and CEO of FPL Group in June 2001. He was elected Chairman of the Board of FPL Group and FPL and Chief Executive Officer of FPL as of January 1, 2002.

LONG TERM INCENTIVE PLAN AWARDS

In 2001, performance share awards, shareholder value awards, and non-qualified stock option awards under FPL Group's Long Term Incentive Plan were made to the executive officers named in the Summary Compensation Table as set forth in the following tables.

                            PERFORMANCE SHARE AWARDS

                                               NUMBER OF SHARES FOR PERFORMANCE
                                                     PERIOD UNTIL PAYOUT                     ESTIMATED FUTURE PAYOUTS UNDER
                                          ------------------------------------------           NON-STOCK PRICE-BASED PLANS
                                          1/1/01 -   1/1/01 -   1/1/01-     1/1/01 -         -------------------------------
NAME                                      12/31/01   12/31/02   12/31/03    12/31/04         TARGET #            MAXIMUM #
----                                      --------   --------   --------    --------         ---------         -------------
James L. Broadhead......................   29,140     29,140     29,140      19,453           106,873             170,997
Lewis Hay III...........................    5,294      5,294      5,294       4,511            20,393              32,629
Paul J. Evanson.........................   11,631     11,631     11,630       7,799            42,691              68,306
Dennis P. Coyle.........................    6,693      6,693      6,692       4,473            24,551              39,282
Lawrence J. Kelleher....................    5,058      5,058      5,058       3,456            18,630              29,808
Armando J. Olivera......................    2,500      2,500      2,500       1,968             9,468              15,149

The performance share awards in the preceding table are payable, under normal circumstances, at the end of the performance period indicated. The amount of the payout is determined by multiplying the participant's target number of shares by his average level of attainment, expressed as a percentage, which may not exceed 160%, of his targeted awards under the Annual Incentive Plans for the year or each of the years encompassed by the award period. A description of the 2001 Annual Incentive Plan performance indicators is included in the Compensation Committee Report herein. The performance share award payouts for the performance period ended December 31, 2001 are included in the Summary Compensation Table herein in the column entitled "Bonus."

                            SHAREHOLDER VALUE AWARDS

                                                          NUMBER OF SHARES FOR
                                                     PERFORMANCE PERIOD UNTIL PAYOUT          ESTIMATED FUTURE PAYOUTS UNDER
                                                    ---------------------------------           NON-STOCK PRICE-BASED PLANS
                                                    1/1/01 -    1/1/01 -    1/1/01 -          -------------------------------
NAME                                                12/31/01    12/31/02    12/31/03          TARGET #            MAXIMUM #
----                                                ---------   ---------   ---------         ---------         -------------
James L. Broadhead................................   22,197      22,196      13,264            57,657              92,251
Lewis Hay III.....................................    4,996       4,996       3,383            13,375              21,400
Paul J. Evanson...................................   11,139      11,138       6,685            28,962              46,339
Dennis P. Coyle...................................    5,622       5,622       3,355            14,599              23,358
Lawrence J. Kelleher..............................    4,296       4,296       2,592            11,184              17,894
Armando J. Olivera................................    1,320       1,319       1,312             3,951               6,322

The shareholder value awards in the preceding table are payable, under normal circumstances, at the end of the performance period indicated. The amount of the payout is determined by multiplying the participant's target number of shares by a factor derived by comparing the annual total shareholder return of FPL Group (price appreciation of FPL Group Common Stock plus dividends) to the total shareholder return of the Dow Jones Electric Utilities Index companies over the performance period. The payout may not exceed 160% of targeted awards. No payout was made with respect to the shareholder value awards for the performance period ended December 31, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                            -----------------------------------------------------------------------------
                             NUMBER OF     PERCENT OF
                            SECURITIES    TOTAL OPTIONS
                            UNDERLYING     GRANTED TO     EXERCISE OR
                              OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION        GRANT DATE
NAME                        GRANTED (A)    FISCAL YEAR     ($/SHARE)       DATE      PRESENT VALUE ($)(B)
----                        -----------   -------------   -----------   ----------   --------------------
James L. Broadhead........    250,000         12.4%          61.72      2/12/2011         2,557,500
Lewis Hay III.............    150,000          7.5%          61.72      2/12/2011         1,534,500
Lewis Hay III.............     50,000          2.5%          55.35      9/17/2011           445,000
Paul J. Evanson...........    150,000          7.5%          61.72      2/12/2011         1,534,500
Dennis P. Coyle...........    100,000          5.0%          61.72      2/12/2011         1,023,000
Lawrence J. Kelleher......    100,000          5.0%          61.72      2/12/2011         1,023,000
Armando J. Olivera........     50,000          2.5%          61.72      2/12/2011           511,500

------------

(a) Options granted are non-qualified stock options. Mr. Hay's option grant of 50,000 options will be exercisable 33.3% per year and be fully exercisable after three years. Mr. Broadhead's options became fully exercisable on January 2, 2002. All other stock options will become exercisable 50% per year and be fully exercisable after two years. All options were granted at an exercise price per share of 100% of the fair market value of FPL Group Common Stock on the date of grant.

(b) The hypothetical values shown were calculated using the Black-Scholes option pricing model, based on the following assumptions. For Mr. Hay's option grant of 50,000 options, the volatility rate is equal to 19.17% and the dividend yield (representing the current per share annualized dividends divided by the fair market value of the common stock on the date of grant) is equal to 4.08%. For all other options, the volatility rate is equal to 18.98% and the dividend yield is equal to 4.26%. The risk-free interest rate is equal to the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of seven years (for Mr. Hay's grant of 50,000 options, 5.00%, and for all other options, 5.12%). The values do not take into account risk factors such as non-transferability or risk of forfeiture.

The preceding table sets forth information concerning individual grants of common stock options during fiscal year 2001 to the executive officers named in the Summary Compensation Table. Such awards are also listed in the Summary Compensation Table of this Proxy Statement in the column entitled "Securities Underlying Options."

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                    NUMBER OF                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                     SHARES                  OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                    ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                               ON EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -------------   --------   -----------   -------------   -----------   -------------
James L. Broadhead..............        0            $0           0           250,000          $0           $     0
Lewis Hay III...................        0             0           0           200,000           0            52,500
Paul J. Evanson.................        0             0           0           150,000           0                 0
Dennis P. Coyle.................        0             0           0           100,000           0                 0
Lawrence J. Kelleher............        0             0           0           100,000           0                 0
Armando J. Olivera..............        0             0           0            50,000           0                 0

The preceding table sets forth information, with respect to the named officers, concerning the exercise of stock options during the fiscal year and unexercised options held at the end of the fiscal year. The named officers did not exercise any stock options during 2001 and held no exercisable options at the end of the year. All the unexercisable options shown in the preceding table were granted in 2001. At December 31, 2001, the fair market value of the underlying securities (based on the closing share price of FPL Group Common Stock reported on the NYSE of $56.4000 per share) did not exceed the exercise price of the options, except for 50,000 unexercisable options held by Mr. Hay.

RETIREMENT PLANS

FPL Group maintains a non-contributory defined benefit pension plan and a supplemental executive retirement plan (SERP). The FPL Group Employee Pension Plan and SERP were amended to a cash balance style plan effective April 1, 1997. Employees who were SERP participants on that date were not affected by the change, however. The following table shows the estimated annual benefits to employees not affected by the change, which includes all of the executive officers named in the Summary Compensation table except Mr. Hay. Benefits are calculated on a straight-line annuity basis, payable on retirement in 2001 at age 65 after the indicated years of service.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
 ELIGIBLE AVERAGE     ------------------------------------------------------------------------
ANNUAL COMPENSATION        10             20             30             40             50
-------------------   ------------   ------------   ------------   ------------   ------------
300,$000.......        $   58,588     $  117,165     $  145,753     $  154,137     $  156,525
400,000.......             78,588        157,165        195,753        206,637        209,025
500,000.......             98,588        197,165        245,753        259,137        261,525
600,000.......            118,588        237,165        295,753        311,637        314,025
700,000.......            138,588        277,165        345,753        364,137        366,525
800,000.......            158,588        317,165        395,753        416,637        419,025
900,000.......            178,588        357,165        445,753        469,137        471,525
1,000,000.....            198,588        397,165        495,753        521,637        524,025
1,100,000.....            218,588        437,165        545,753        574,137        576,525
1,200,000.....            238,588        477,165        595,753        626,637        629,025
1,300,000.....            258,588        517,165        645,753        679,137        681,525
1,400,000.....            278,588        557,165        695,753        731,637        734,025
1,500,000.....            298,588        597,165        745,753        784,137        786,525
1,600,000.....            318,588        637,165        795,753        836,637        839,025
1,700,000.....            338,588        677,165        845,753        889,137        891,525
1,800,000.....            358,588        717,165        895,753        941,637        944,025
1,900,000.....            378,588        757,165        945,753        994,137        996,525
2,000,000.....            398,588        797,165        995,753      1,046,637      1,049,025
2,100,000.....            418,588        837,165      1,045,753      1,099,137      1,101,525
2,200,000.....            438,588        877,165      1,095,753      1,151,637      1,154,025
2,300,000.....            458,588        917,165      1,145,753      1,204,137      1,206,525
2,400,000.....            478,588        957,165      1,195,753      1,256,637      1,259,025
2,500,000.....            498,588        997,165      1,245,753      1,309,137      1,311,525
2,600,000.....            518,588      1,037,165      1,295,753      1,361,637      1,364,025
2,700,000.....            538,588      1,077,165      1,345,753      1,414,137      1,416,525
2,800,000.....            558,588      1,117,165      1,395,753      1,466,637      1,469,025

The compensation covered by the plans includes the annual salaries of all of the executive officers named in the Summary Compensation Table and the annual incentive awards of all such executive officers except Mr. Olivera. No other amounts shown in that table are covered. Estimated credited years of service for five of the executive officers named in the Summary Compensation Table are:
Mr. Broadhead, 13 years; Mr. Evanson, 9 years; Mr. Coyle, 12 years;
Mr. Kelleher, 34 years; and Mr. Olivera, 29 years. Amounts shown in the table reflect deductions to partially cover employer contributions to social security.

Under the cash balance benefit formula, credits are accumulated in an employee's account and are determined as a percentage of the employee's monthly recognized earnings in accordance with the following formula:

                      PERCENT OF
 YEARS OF SERVICE    COMPENSATION
 ----------------    ------------
        0-5             4.5%
     5 or more          6.0%

In addition, the employee's account is credited monthly with interest at an annual rate that is based upon the yield on one-year Treasury Constant Maturities. A higher rate can be provided at the Corporation's discretion.

Mr. Hay is the only named executive officer covered by the cash balance plan. His estimated age 65 annual retirement benefit payable under that plan (expressed as a joint and 50% survivor benefit) is $391,894. This estimate assumes his 2001 pensionable earnings (which includes annual salary and annual incentive award as shown in the Summary Compensation Table) increase annually (salary by 3.5% per year, and annual incentive awards equal to 112% of salary) until the year 2020 (age 65) and a cash balance interest crediting rate of 6.0%. The estimated age 65 cash balance account was converted to an annuity based on a 5.48% discount rate and 1983 GAM Unisex mortality.

A supplemental retirement plan for Mr. Hay provides a benefit equal to 65% of Mr. Hay's highest average annual compensation (annual salary plus annual incentive award) for the three consecutive calendar year periods out of the four consecutive calendar year period ending with the calendar year in which he retires (final average pay), reduced by the then annual amount of a joint and 50% survivor benefit (which is the actuarial equivalent of the benefits to which he is entitled under the non-contributory defined benefit pension plan and the
SERP). If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group, and it will be further reduced on an actuarial basis as a result of its early distribution. The plan provides a minimum annual joint and 50% survivor benefit (50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group on his normal retirement age (age 65), reduced on an actuarial basis if he terminates before that age. Under the supplemental plan, Mr. Hay's estimated age 65 annual retirement benefit (expressed as a joint and 50% survivor benefit, and calculated based on the same assumed increases in pensionable earnings as described in the preceding paragraph) would be increased, over the estimate described above for pension and SERP benefits, by approximately $1,605,120.

A supplemental retirement plan for Mr. Coyle provides for benefits based on two times his credited years of service. A supplemental retirement plan for Mr. Evanson provides for benefits based on two times his credited years of service up to age 65 and one times his credited years of service thereafter.

The Corporation sponsors a split-dollar life insurance plan for certain of its senior officers, including the executive officers named in the Summary Compensation Table. Benefits under the split-dollar plan are provided by universal life insurance policies purchased by the Corporation. If the officer dies prior to retirement (defined to include age plus years of service), or for Messrs. Kelleher and Olivera during employment or after retirement but prior to age 65, the officer's beneficiaries generally receive two and one-half times the officer's annual salary at the time of death. If the officer dies after retirement, or for Messrs. Kelleher and Olivera on or after 65, but before termination of his split-dollar agreement, the officer's beneficiaries receive between 50% to 100% (100% to 180% depending upon age at time of death for Messrs. Kelleher and Olivera) of the officer's final annual salary. Upon termination of the agreement after 10 years, at age 65 or termination of employment which qualifies as retirement, whichever is later, the life insurance policies will be assigned to the officer or his beneficiary. Each officer is taxable on the insurance carrier's one-year term rate for his life insurance coverage.

EMPLOYMENT AGREEMENTS

2000 AGREEMENTS--On December 15, 2000, when the Corporation's shareholders approved a proposed merger with Entergy Corporation, previously-existing employment agreements between the Corporation and the individuals named in the Summary Compensation Table (collectively, the "named executive officers") became effective (the "2000 Agreements"). The 2000 Agreements provide that each named executive officer shall be employed by the Corporation or its affiliates for a period of four years (five years in the case of Mr. Broadhead) in a position at least commensurate with his position with the Corporation and/or its affiliates in December 2000. During the employment period, each named executive officer shall be (i) paid an annual base salary at least equal to his annual base salary for 2000, with annual increases consistent with those awarded to other peer officers of the Corporation, but not less than the increases in the consumer price index;
(ii) paid an annual bonus at least equal to the highest bonus paid to him for any of the three years immediately preceding 2000; (iii) given the opportunity to earn long-term incentive compensation at least as favorable as such opportunities given to other peer officers of the Corporation during 2000 or thereafter; and (iv) entitled to participate in employee benefit plans providing benefits at least as favorable as those provided to other peer officers of the Corporation during 2000 or thereafter.

In the event that during the employment period, a named executive officer's employment is terminated by the Corporation (except for death, disability, or cause) or if the named executive officer terminates his employment for good reason, as defined in the 2000 Agreement, the named executive officer is entitled to severance benefits in the form of a lump-sum payment equal to the compensation due for the remainder of the employment period or for two years, whichever is longer. Such benefits would be based on his then base salary plus an annual bonus at least equal to the bonus for the year 2000. Each named executive officer is also entitled to, among other things, the maximum amount payable under all long-term incentive compensation grants outstanding, continued coverage under all employee benefit plans, supplemental retirement benefits, and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the 2000 Agreement.

AMENDMENTS TO 2000 AGREEMENTS--In February 2002, each executive officer named in the Summary Compensation Table (other than Mr. Broadhead who retired
December 31, 2001) agreed to amend his 2000 Agreement, and, at the same time, enter into a new executive retention employment agreement with the Corporation (the "2002 Agreements"). The definition of good reason contained in each 2000 Agreement was amended to provide the Corporation with greater flexibility to assign different duties and responsibilities to the named executive officers without triggering the officer's rights to terminate employment and be entitled to severance and other benefits. In order to avoid duplication of benefits, each 2000 Agreement was also amended to provide that if a change of control, as defined in the named executive officer's 2002 Agreement, occurs prior to the expiration of the 2000 Agreement, the 2000 Agreement will terminate and the 2002 Agreement will become effective.

2002 AGREEMENTS--If a change of control does not occur prior to the expiration of a named executive officer's 2000 Agreement, his 2002 Agreement will not become effective until the expiration of his 2000 Agreement and the subsequent occurrence of a potential change of control or a change of control, each as defined in the 2002 Agreement.

Change of control is defined in the 2002 Agreement as (i) the acquisition by any individual, entity, or group of 20% or more of either the Common Stock or the combined voting power of the Corporation other than directly from the Corporation or pursuant to a merger or other business combination which does not itself constitute a change of control, (ii) the incumbent directors of the Corporation ceasing, for any reason, to constitute a majority of the Board of Directors, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an election contest), (iii) approval by shareholders or, if specified by the Board of Directors in the exercise of its discretion, consummation of a merger, sale of assets or other business combination as a result of which
(x) the voting securities of the Corporation outstanding immediately prior to the transaction do not immediately following the transaction represent more than 60% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (y) members of the Board of Directors of the Corporation constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity, or there is no assurance that they, or their nominees, will constitute at least a majority of that board of directors for at least two years, or (iv) the shareholders approve the liquidation or dissolution of the Corporation. A potential change of control is defined as (i) announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change of control, or (ii) the acquisition by any individual, entity, or group of 15% or more of either the Common Stock or the combined voting power of the Corporation other than directly from the Corporation or pursuant to a merger or other business combination which does not itself constitute a change of control.

Once effective, each named executive officer's 2002 Agreement provides that he shall be employed by the Corporation for a period of three years (two years in the case of Mr. Olivera) in a position at least commensurate with his position with the Corporation in the ninety day period immediately preceding the effective date of the 2002 Agreement. During this three year (or two year) employment period, each named executive officer shall be (i) paid an annual base salary at least equal to his annual base salary as in effect on the effective date, with annual increases consistent with those awarded to other peer officers of the Corporation, but not less than the increases in the consumer price index;
(ii) paid an annual bonus (expressed as a percentage of his annual base salary) consistent with those of peer executives of the Corporation, but at least equal to the higher of (x) his targeted annual bonus for the then current fiscal year divided by his then current annual base salary or (y) the average percentage of his annual base salary (as in effect for the applicable years) that was paid or payable as an annual bonus for each of the three fiscal years preceding the fiscal year in which the effective date occurs (or, if higher, for each of the three fiscal years immediately preceding the fiscal year in which a change of control occurs, if a change of control occurs after the effective date);
(iii) given the opportunity to earn long-term incentive compensation no less favorable than such opportunities given to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Corporation (but without duplication of awards granted in connection with the shareholder approval of the proposed merger with Entergy Corporation); and (iv) entitled to participate in savings, retirement and other employee benefit plans providing benefits no less favorable than those provided to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Corporation.

In the event of a change of control, each 2002 Agreement provides that (i) 50% of a named executive officer's outstanding performance stock-based awards (performance share awards and shareholder value awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the change of control occurred; (ii) all other outstanding stock-based awards granted to the named executive officer shall be fully vested and earned; (iii) all options and other exercisable rights granted to the named executive officer shall become exercisable and vested; and (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards granted to the named executive officer shall lapse and such awards shall be deemed fully vested. However, no awards which were granted to a named executive officer in connection with the shareholder approval of the proposed merger with Entergy Corporation shall become vested, earned or exercisable under the 2002 Agreement as a result of a change of control.

A named executive officer will receive the remaining 50% of the outstanding performance stock-based awards (calculated in the same manner as described above) on the first anniversary of the change of control if he has remained employed by the Corporation or an affiliate through such date or upon an earlier termination of employment by the Corporation (except for death, disability or cause) or by the named executive officer for good reason (defined in the same manner as in the amended 2000 Agreement). Upon such a termination of employment following a change of control and during the employment period, the named executive officer is entitled to, among other things, a lump sum severance payment equal to three times (two times in the case of Mr. Olivera) the sum of his annual base salary plus his annual bonus; a payment in respect of three years (two years in the case of Mr. Olivera) of foregone supplemental retirement benefits; continued coverage under all employee benefit plans, and certain other benefits and perquisites, for three years (two years in the case of Mr. Olivera); and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the 2002 Agreement. Such amounts and benefits would also be provided if such a termination of a named executive officer occurs following a potential change of control and prior to an actual change of control, and during the employment period, except that 100% of the outstanding performance stock-based awards (calculated as described above) would be vested and earned, excluding any such awards granted in connection with the shareholder approval of the proposed merger with Entergy Corporation. In addition, each named executive officer will also receive a pro rata portion (based upon deemed employment until the end of the three year employment period (two year employment period in the case of Mr. Olivera)) of each long-term incentive compensation award granted to him on or after the date of the change of control; provided, that a named executive officer will not be eligible to receive any payment with respect to any non-vested portion of an award which was granted in connection with the shareholder approval of the proposed merger with Entergy Corporation.

CONSULTING AGREEMENT AND CERTAIN RETIREMENT BENEFITS

In December 2001, the Corporation entered into a consulting agreement with Mr. Broadhead, pursuant to which Mr. Broadhead agreed to consult with the Chairman of the Board of the Corporation regarding the Corporation's business and its general management and operation during 2002. As compensation to Mr. Broadhead for his services, options to purchase 62,500 shares of FPL Group Common Stock at an exercise price of $61.72 during the period ending
February 12, 2011, which otherwise would have expired upon his retirement on December 31, 2001, became vested and exercisable in January 2002 and 12,500 shares of FPL Group Common Stock subject to a restricted stock award, which otherwise would have lapsed upon his retirement, became vested in January 2002.

Under the Long Term Incentive Plan 1994, in connection with Mr. Broadhead's retirement he would have been entitled to a prorated portion (based on service) of the performance share awards for the two-, three-and four-year performance periods described in the Performance Share Awards table above, and the two- and three-year performance periods described in the Shareholder Value Awards table above, at the end of such periods. In February 2002, the Compensation Committee accelerated the payment of those prorated amounts, which totaled $2,610,580 (consisting of 20,956 shares of Common Stock and $1,526,107 in cash). Also, the Compensation Committee accelerated to January 2, 2002, the vesting of options to purchase 187,500 shares of Common Stock at a price of $61.72 during the period ending February 12, 2011 and the vesting of 37,500 shares of restricted Common Stock that, absent Mr. Broadhead's retirement, would have vested February 12, 2002.

SHAREHOLDER PROPOSALS

Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2003 Annual Meeting of Shareholders must be received at FPL Group's principal executive offices on or before December 19, 2002. After March 4, 2003, notice to FPL Group of a shareholder proposal submitted for consideration at the 2003 Annual Meeting of Shareholders, which is not submitted for inclusion in FPL Group's proxy statement and form of proxy, will be considered untimely and the persons named in the proxies solicited by FPL Group's Board of Directors for the 2003 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals may be mailed to Dennis P. Coyle, Secretary, FPL Group, Inc., Post Office Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

GENERAL

The expense of soliciting proxies will be borne by FPL Group. Proxies will be solicited principally by mail, but directors, officers, and regular employees of FPL Group or its subsidiaries may solicit proxies personally, by telephone or other electronic media. FPL Group has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, for which services it will be paid a fee of $5,000 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents, called "householding." Under that rule, certain brokers, banks and other intermediaries have arranged that a single set of our annual report and proxy statement is being delivered to multiple shareholders sharing an address unless those brokers, banks and other intermediaries have received contrary instructions from one or more of the shareholders. The rule applies to FPL Group's annual reports, proxy statements or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

FPL Group will deliver promptly upon written or oral request a separate copy of this proxy statement or other annual disclosure documents, to a shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of these documents, or would like to receive your own set of FPL Group's annual disclosure documents in future years, contact us in writing at FPL Group, Shareholder Services, 700 Universe Blvd., Juno Beach, Florida, 33408 or by calling 561-694-4694. Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting FPL Group in the same manner.

If a broker or other nominee holds your FPL Group shares, please contact ADP and inform them of your request by calling them at (888) 603-5847 or writing them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

This Proxy Statement and FPL Group's 2001 Annual Report may be viewed online at www.fplgroup.com. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by going to the web site www.econsent.com/fpl and following the instructions there, or by following the instructions provided if you vote by Internet. If you choose this option your choice will remain in effect until cancelled. If you should choose to cancel this option and resume mail delivery of these documents, return to the web site www.econsent.com/fpl and make the appropriate selection or notify FPL Group's transfer agent, EquiServe Trust Company, N.A. at P.O. Box 43010, Providence, RI, 02940-3010 by mail. If you hold your FPL Group stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring before the meeting any matter other than the proposals described herein. However, if any other business should come before the meeting, or any adjournments thereof, the persons named in the accompanying proxy will have discretionary authority to vote all proxies.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE RESPECTFULLY REQUESTED TO MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD AT YOUR EARLIEST CONVENIENCE. ALTERNATIVELY, YOU MAY CAST YOUR VOTE BY TELEPHONE OR ELECTRONICALLY BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

BY ORDER OF THE BOARD OF DIRECTORS.

/s/ Dennis P. Coyle

DENNIS P. COYLE

Secretary

April 19, 2002

                                                                      0732-PS-02

FPL
GROUP
P.O. Box 43068
Providence, RI 02940-3068


                                ADMISSION TICKET
--------------------------------------------------------------------------------

You may vote your shares using the Internet or a touch-tone telephone anytime, 24 hours a day, 7 days a week. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

    IF YOU ARE VOTING BY INTERNET OR TELEPHONE, DO NOT MAIL YOUR PROXY CARD.

TO VOTE BY TELEPHONE:
--------------------
     o   Read the accompanying Proxy Statement and Proxy Card.
     o Locate your VOTER CONTROL NUMBER located on your proxy card above your name.
     o Using a touch-tone phone, call toll-free 1-877-779-8683. THERE IS NO CHARGE TO YOU FOR THIS CALL.
     o   Follow the recorded instructions.

TO VOTE BY INTERNET:
--------------------
     o   Read the accompanying Proxy Statement and Proxy Card.
     o Locate your VOTER CONTROL NUMBER located on your proxy card above your name.
     o   Go to the Web Address: http://www.eproxyvote.com/fpl
     o   Follow the instructions.

TO VOTE BY MAIL:
---------------
     o   Read the accompanying Proxy Statement and Proxy Card.
     o Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

                    RECEIVE FUTURE MATERIALS VIA THE INTERNET

In order to reduce paper and mailing costs we are offering shareholders the opportunity to consent to receive annual meeting materials by e-mail instead of by U.S. mail. If you have an e-mail account and Internet access, please take advantage of this option by voting online and indicating your consent for electronic delivery or accessing http://www.econsent.com/fpl and then following the instructions.

                             DETACH HERE IF MAILING
--------------------------------------------------------------------------------

/x/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------

1. Election of Directors

(01) H. Jesse Arnelle, (02) Sherry S. Barrat, (03) Robert M. Beall, II,
(04) J. Hyatt Brown, (05) Armando M. Codina, (06) Willard D. Dover,
(07) Alexander W. Dreyfoos, Jr., (08) Paul J. Evanson, (09) Lewis Hay III
(10) Frederic V. Malek and (11) Paul R. Tregurtha

            WITHHELD
 FOR ALL   FROM ALL
NOMINEES   NOMINEES
   /_/       /_/
                    ------------------------------------------------------------
                     FOR ALL NOMINEES EXCEPT AS NOTED ABOVE


                            FOR   AGAINST   ABSTAIN
2. Ratification             /_/     /_/       /_/
   of Auditors


3. In their discretion such other
   business as may properly come
   before the meeting.

          MARK HERE    /_/              MARK HERE    /_/
          FOR ADDRESS                   IF YOU PLAN
          CHANGE AND                    TO ATTEND
          NOTE AT LEFT                  THE MEETING

When signing as attorney, executor, trustee, guardian, or corporate offices, please give title. For joint account, each joint owner should sign.


Signature:_________________ Date:____2002  Signature:____________ Date:_____2002

NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FPL                              FPL GROUP, INC.
GROUP                            ANNUAL MEETING

                                  May 24, 2002
                                    10:00 AM
                               PGA National Resort
                           400 Avenue of the Champions
                           Palm Beach Gardens, Florida



                                ADMISSION TICKET
--------------------------------------------------------------------------------

FPL Group's 2002 Annual Shareholders' Meeting will be held at 10:00 A.M. Eastern Time on Friday, May 24, 2002 at the PGA National Resort, Palm Beach Gardens, Florida. If you plan to attend the Annual Shareholders' Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the Internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.



                             DETACH HERE IF MAILING
--------------------------------------------------------------------------------

                           PROXY/VOTING INSTRUCTIONS
                                 FPL GROUP, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS DENNIS P. COYLE, LAWRENCE J. KELLEHER, AND MARY LOU KROMER, AND EACH OF THEM, WITH POWER OF SUBSTITUTION, PROXIES OF THE UNDERSIGNED, TO VOTE ALL SHARES OF COMMON STOCK OF FPL GROUP, INC. THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2002, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UPON THE MATTERS REFERRED TO ON THIS PROXY AND, IN THEIR DISCRETION, UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IF YOU ARE A PARTICIPANT IN ANY OF FPL GROUP, INC.'S EMPLOYEE THRIFT PLANS (THE "PLANS"), THIS PROXY INFORMATION WILL BE FORWARDED TO FIDELITY MANAGEMENT TRUST COMPANY, AS TRUSTEE OF THE THRIFT PLANS, AND WILL TELL THE TRUSTEE HOW TO VOTE THE NUMBER OF SHARES OF COMMON STOCK REFLECTING YOUR PROPORTIONATE INTEREST IN THE FPL GROUP STOCK FUND AND THE FPL GROUP LEVERAGED ESOP FUND. YOUR INSTRUCTIONS WILL ALSO DETERMINE THE VOTE ON A PROPORTIONATE NUMBER OF THE LEVERAGED ESOP SHARES WHICH ARE HELD IN THE THRIFT PLANS BUT NOT YET ALLOCATED TO PARTICIPANTS. IF YOU DO NOT GIVE THE TRUSTEE VOTING INSTRUCTIONS, THE NUMBER OF SHARES REFLECTING YOUR PROPORTIONATE INTEREST WILL NOT BE VOTED, BUT YOUR PROPORTIONATE SHARE OF THE UNALLOCATED LEVERAGED ESOP SHARES WILL BE VOTED BY THE TRUSTEE IN THE SAME MANNER AS IT VOTES UNALLOCATED SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED.

  SEE                                                                     SEE
REVERSE    CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE    REVERSE
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